Financial News Release

CONTACTS:
Danny Herron	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com
ADVANCED ENERGY ANNOUNCES FIRST QUARTER RESULTS

•	Revenue of $112 million

•	GAAP EPS of $0.17 per diluted share

•	Non-GAAP EPS of $0.29 per diluted share

•	Ended first quarter with $182 million in cash

Fort Collins, Colo., April 29, 2013 - Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced financial results for the first quarter ended March 31, 2013. The company reported first quarter sales of $111.8 million compared to $113.0 million in the fourth quarter of 2012 and $105.8 million in the first quarter of 2012. Income from continuing operations was $6.8 million or $0.17 per diluted share. On a non-GAAP basis, income from continuing operations was $11.7 million or $0.29 per diluted share. The non-GAAP measures exclude, on an after tax basis, $2.0 million of intangible amortization, $1.8 million of stock-based compensation and $1.0 million of acquisition related costs. A reconciliation of non-GAAP income from continuing operations and earnings per share is provided in the tables below. The company ended the quarter with $182.3 million in cash and marketable securities, having grown cash by $10 million during the quarter.
“We began 2013 with a sound first quarter,” said Garry Rogerson, CEO. “Having successfully established a highly efficient global distribution model, with localized R&D and streamlined manufacturing, we have laid the foundation for future growth. The recent acquisition of REFUsol positions our Solar Energy business for significant growth over the next two years by enhancing our product line, applications and geographic reach. While we expect this acquisition to be accretive in the next 12 months, we anticipate it to negatively impact earnings over the next 6 months. Together with the improving outlook for our Thin Films business, we are poised to achieve our aspirational goals.”
Thin Films
Thin Films sales were $61.8 million in the first quarter of 2013, a 15.8% increase from $53.3 million in the fourth quarter of 2012, and a 2.3% increase from $60.4 million in the first quarter of 2012. The increase was driven primarily by improvement in our semiconductor applications and healthy growth in flat panel display, along with increases across most of our other applications with the exception of thin film renewables.
Solar Energy
Solar Energy sales were $50.0 million in the first quarter of 2013, a decrease of 16.1% from $59.6 million in the fourth quarter of 2012, and an increase of 10.1% from $45.4 million in the first quarter of 2012. In addition to first quarter seasonality, revenue from commercial applications was slower than anticipated due to some financing and permitting delays.
Income from Continuing Operations
Income from continuing operations for the first quarter was $6.8 million or $0.17 per diluted share, compared to income from continuing operations of $4.9 million or $0.13 per diluted share in the fourth quarter of 2012, and income from continuing operations of $0.8 million or $0.02 per diluted share in the same period last year. On a non-GAAP basis, excluding the impact of the items mentioned above, income from continuing operations was $11.7 million or $0.29 per diluted share, up from $8.9 million or $0.23 per diluted share in the fourth quarter of 2012.
Restructuring Activities
With the recent acquisition of REFUsol, the company is undertaking a major restructuring to take advantage of additional cost saving opportunities. These activities will include the consolidation of certain facilities, product rationalization and further centralization of manufacturing. As a result, the company anticipates a second quarter restructuring charge of approximately $23 to $26 million, of which $20 to $23 million will be non-cash in nature. The total planned charges for this new initiative incurred over the next 9 months will be in the range of $30 to $35 million, of which $22 to $27 million will be non-cash in nature. We expect this restructuring to provide additional cost savings in the range of $18 to $20 million annually, including approximately $14 million of cash savings. The cost savings activities, along with those previously announced are expected to deliver annual savings of approximately $70 to $75 million by 2014. Completion of these activities will position us well to achieve our aspirational goals.
Second Quarter 2013 Guidance
The company anticipates second quarter 2013 results from continuing operations to be within the following ranges:

•	Sales of $132 million to $145 million

•	Earnings per share of $0.10 to $0.20, excluding restructuring charges

•	Non-GAAP earnings per share of $0.18 to $0.28

First Quarter 2013 Conference Call
Management will host a conference call tomorrow, Tuesday, April 30, 2013, at 8:30 a.m. Eastern Time to discuss Advanced Energy's financial results. Domestic callers may access this conference call by dialing 800-510-0146. International callers may access the call by dialing 617-614-3449. Participants will need to provide conference pass code 82302927. For a replay of this teleconference, please call 888-286-8010 or 617-801-6888, and enter the pass code 31564357. The replay will be available for two weeks following the conference call. A webcast will also be available on the Investor Relations web page at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
This release includes GAAP and non-GAAP income and per share earnings data. Please note that beginning in 2013, Advanced Energy redefined its non-GAAP measures to exclude restructuring charges, acquisition -related costs, stock based compensation and amortization of intangibles. These non-GAAP measures are not in accordance with, or an alternative for, similar measures calculated under generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Advanced Energy believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Additionally, the company believes that these non-GAAP measures, in combination with its financial results calculated in accordance with GAAP, provides investors with additional perspective. While some of these excluded items may be incurred and reflected in the company's GAAP financial results in the foreseeable future, the company believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred. The use of non-GAAP measures has limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
For additional information on the items excluded from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.
Forward-Looking Statements
The company's expectations with respect to guidance to financial results for the second quarter ending June 30, 2013, anticipated cost savings, market performance, future charges and other statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and

Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the acquisition of REFUsol including the successful integration of operations of REFUsol  and associated restructuring costs; the retention of key employees of REFUsol, expectations surrounding the benefits of the REFUsol  products, the total available market for 3-phase string solar inverters particularly in Europe, India and the United States, expectations regarding sales of the REFUsol  products, the continuation of feed-in-tariffs and other incentives in Europe and elsewhere, expectations surrounding REFUsol 's fabless manufacturing model, as well as the effects of global macroeconomic conditions upon demand for such products, the continuation of RPS (renewable portfolio standards), the timing and availability of incentives and grant programs in North America and Europe related to the renewable energy market, renewable energy project delays resulting from solar panel price declines and increased competition in the solar inverter equipment market, the timing of orders received from customers, the company's ability to realize benefits from cost improvement efforts including avoided costs, any restructuring plans and any inorganic growth, the ability to obtain materials and manufacture products, and unanticipated changes to management's estimates, reserves or allowances. These and other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. As reiterated previously, aspirational goals and targets discussed on the conference call or in the presentation materials should not be interpreted in any respect as guidance. The company assumes no obligation to update the information in this press release.
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ADVANCED ENERGY INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012

SALES	$111,814	$105,787	$112,971
COST OF SALES	69,975	66,043	74,425
GROSS PROFIT	41,839	39,744	38,546
	37.4%	37.6%	34.1%
OPERATING EXPENSES:
Research and Development	14,253	15,115	13,895
Selling, general, and administrative	17,654	20,059	15,556
Restructuring charges	—	2,575	2,039
Amortization of intangible assets	2,213	1,372	1,557
Total operating expenses	34,120	39,121	33,047

Operating income	7,719	623	5,499

Other income (expense), net	(203)	411	181
Income from continuing operations before income taxes	7,516	1,034	5,680
Provision for income taxes	690	268	806
INCOME FROM CONTINUING OPERATIONS, NET OF INCOME TAXES	6,826	766	4,874

Income (loss) from discontinued operations, net of income taxes	—	303	(25)

NET INCOME	$6,826	$1,069	$4,849

Basic weighted-average common shares outstanding	38,775	40,781	37,955
Diluted weighted-average common shares outstanding	39,598	41,292	38,484

EARNINGS PER SHARE:
CONTINUING OPERATIONS:
BASIC EARNINGS PER SHARE	$0.18	$0.02	$0.13
DILUTED EARNINGS PER SHARE	$0.17	$0.02	$0.13

DISCONTINUED OPERATIONS:
BASIC EARNINGS PER SHARE	$—	$0.01	$—
DILUTED EARNINGS PER SHARE	$—	$0.01	$—

NET INCOME:
BASIC EARNINGS PER SHARE	$0.18	$0.03	$0.13
DILUTED EARNINGS PER SHARE	$0.17	$0.03	$0.13

ADVANCED ENERGY INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2013	2012*
ASSETS	UNAUDITED

Current Assets:
Cash and cash equivalents	$169,728	$146,564
Marketable securities	12,543	25,683
Accounts receivable, net	96,738	83,914
Inventories, net	79,522	81,482
Deferred income taxes	19,459	19,477
Income taxes receivable	3,090	4,315
Other current assets	8,338	9,075
Total current assets	389,418	370,510

Property and equipment, net	37,139	39,523

Deposits and other	7,417	7,529
Goodwill and intangibles, net	103,599	106,600
Deferred income tax assets, net	13,956	13,998
Total assets	$551,529	$538,160

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$42,521	$41,044
Other accrued expenses	39,858	47,602
Total current liabilities	82,379	88,646

Long-term liabilities	64,348	61,883

Total liabilities	146,727	150,529

Stockholders' equity	404,802	387,631
Total liabilities and stockholders' equity	$551,529	$538,160

* December 31, 2012 amounts are derived from the December 31, 2012 audited Consolidated Financial Statements.

ADVANCED ENERGY INDUSTRIES, INC.
SEGMENT INFORMATION (UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
SALES:
Thin Films	$61,777	$60,390	$53,322
Solar Energy	50,037	45,397	59,649
Total Sales	$111,814	$105,787	$112,971

OPERATING INCOME:
Thin Films	$7,511	$3,167	$4,691
Solar Energy	208	493	3,360
Total segment operating income	7,719	3,660	8,051
Corporate expenses	—	(462)	(513)
Restructuring charges	—	(2,575)	(2,039)
Other income (expenses), net	(203)	411	181
Income from continuing operations before income taxes	$7,516	$1,034	$5,680

ADVANCED ENERGY INDUSTRIES, INC.
SELECTED OTHER DATA (UNAUDITED)
(in thousands)

Reconciliation of Non-GAAP measure - income from operations excluding certain items	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012

Operating income, as reported	$7,719	$623	5,499
Adjustments:
Restructuring charges	—	2,575	2,039
Acquisition-related costs	1,093	—	—
Stock-based compensation	2,034	5,009	2,648
Amortization of intangible assets	2,213	1,372	1,557
Non-GAAP income from operations	$13,059	$9,579	11,743

Reconciliation of Non-GAAP measure - operating expenses and income from operations, excluding certain items	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012

Gross Profit, as reported	$41,839	$39,744	$38,546
Operating expenses, as reported	34,120	39,121	33,047
Adjustments:
Restructuring charges	—	(2,575)	(2,039)
Acquisition-related costs	(1,093)	—	—
Stock-based compensation	(2,034)	(5,009)	(2,648)
Amortization of intangible assets	(2,213)	(1,372)	(1,557)
Non-GAAP operating expenses	28,780	30,165	26,803
Non-GAAP income from operations	$13,059	$9,579	$11,743

Reconciliation of Non-GAAP measure - income from continuing operations excluding certain items	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012

Income from continuing operations, net of tax, as reported	$6,826	$766	$4,874
Adjustments, net of tax
Restructuring charges	—	1,651	1,367
Acquisition-related costs	993	—	—
Stock-based compensation	1,847	3,191	1,687
Amortization of intangible assets	2,010	874	992
Non-GAAP income from continuing operations, net of tax	$11,676	$6,482	$8,920

Reconciliation of Non-GAAP measure - per share earnings from continuing operations excluding certain items	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012

Diluted earnings per share from continuing operations, as reported	$0.17	$0.02	$0.13
Add back:
per share impact of Non-GAAP adjustments, net of tax benefit	$0.12	$0.14	$0.10
Non-GAAP per share earnings from continuing operations	$0.29	$0.16	$0.23